FOR IMMEDIATE RELEASE
December 11, 2017

OrthoPediatrics Corp. Launches New Wrist Fusion Plate System

WARSAW, Indiana, December 11, 2017 — OrthoPediatrics Corp. (NASDAQ: KIDS), a company exclusively focused on advancing the field of pediatric orthopedics, is pleased to announce the launch of its pediatric-specific Wrist Fusion Plate System. This plating system is the newest addition to the growing PediFrag franchise. The first of its kind, this project was designed in collaboration with the Sydney Children’s Hospital Network in Sydney, Australia with support from the Accelerating Commercialization Grant from the Australian Government. Pediatric Orthopedic Surgeon Professor David Little collaborated with OrthoPediatrics on the design of the system, and has been a great partner on several other co-development projects.

OrthoPediatrics’ Executive Vice President, David Bailey stated, “We are excited to introduce a new offering to the pediatric orthopedic market. In collaboration with our partners at Sydney Children’s Hospital, we couldn’t be prouder of the Wrist Fusion Plate System that we created together. It’s great to work with a team whose commitment to helping kids mirrors our own!”

The Wrist Fusion Plate System features plates in two implant length offerings to accommodate patients with, and without a proximal row carpectomy (PRC). Further, the stainless steel plates are low-profile to minimize plate prominence and reduce soft-tissue irritation.

Joe Hauser, OrthoPediatrics’ Vice President of Trauma & Deformity Correction explained the clinical significance of this offering for surgeons and patients, “When pediatric wrist deformities are too severe, ease of personal care, skin hygiene, hand function, and appearance can be adversely affected. For some neuromuscular patients, daily tasks like getting dressed can be difficult or even painful. Surgical intervention can improve the quality of life for many of these children. That’s why OrthoPediatrics designed the first ever pediatric specific plates for Wrist Fusion. This expanded offering provides our surgical partners a full suite of tools to treat children with orthopedic conditions.”

About OrthoPediatrics Corp.
Founded in 2006, OrthoPediatrics is the only diversified orthopedic company focused exclusively on providing a comprehensive product offering to the pediatric orthopedic market. OrthoPediatrics is dedicated to the cause of improving the lives of children with orthopedic conditions. OrthoPediatrics currently markets 23 surgical systems that serve three of the largest categories within the pediatric orthopedic market. This offering spans trauma & deformity, complex spine and ACL reconstruction procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and 35 countries outside the United States.

Investor Contact:
The Ruth Group, Tram Bui
(646) 536-7035
tbui@theruthgroup.com